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[LOGO] ING FUNDS

                                                              Exhibit (m)(1)(iv)

January 1, 2008

ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Waiver of Fee Payable under Fourth Amended and Restated Distribution and Service Plan for the Class A Shares

Ladies and Gentlemen:

     By this letter dated January 1, 2008, we have agreed to waive the service and distribution fee payable to us under the Fourth Amended and Restated Distribution and Service Plan for Class A Shares of ING MidCap Opportunities Fund and ING SmallCap Opportunities Fund (the "Funds"), each a series of ING Equity Trust (the "Plan"), in an amount equal to 0.05% of the average daily net assets attributable to Class A Shares of the Funds, for the period from January 1, 2008 through and including December 31, 2008. As waived, the effective service and distribution fee rate for these Funds is 0.25%.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                               Sincerely,


                                               By: /s/ Lydia L. Homer
                                                   -----------------------------
                                                   Title: SVP

Agreed and Accepted:
ING Equity Trust
(on behalf of the Funds)


By: /s/ Robert Terris
    -----------------------------
    Robert Terris
    Senior Vice President

7337 E. Doubletree Ranch Rd.   Tel: 480-477-3000      ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034      Fax: 480-477-2744
                               www.ingfunds.com